Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ■
Filed by a party other than the registrant ☐

Check the appropriate box:
☐           Preliminary proxy statement
☐           Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐           Definitive proxy statement
 ■            Definitive additional materials
☐           Soliciting material pursuant to § 240.14a-12
ANCHOR BANCORP

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (Check the appropriate box):
■           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:
N/A

(2)           Aggregate number of securities to which transactions applies:
N/A

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
N/A

(4)           Proposed maximum aggregate value of transaction:
N/A

(5)           Total fee paid:
N/A

☐           Fee paid previously with preliminary materials:
N/A

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)           Amount previously paid:
N/A

(2)           Form, schedule or registration statement no.:
N/A

(3)           Filing party:
N/A

(4)           Date filed:
N/A

The Company mailed the following letter to its shareholders on October 6, 2015.

[Anchor Bancorp Letterhead]

October 6, 2015

To Anchor Bancorp Shareholders:

By now you have received the 2015 Anchor Bancorp Annual Report and Proxy Statement for the Annual Meeting of Shareholders of the Company to be held on October 21, 2015.  There are several important proposals in the Proxy Statement for your consideration, including the election of our three nominees for a three year term, and we trust you will review each proposal carefully.

In addition to these materials, you may have also seen or received a letter and/or proxy materials from one of our shareholders, Joel S. Lawson IV, asking you to support him as a nominee to the Board of Directors and expressing his views as to the best methods to maximize shareholder value.  Like many shareholders, the Board shares some of the same concerns that Mr. Lawson enumerates.  We respect his position as a shareholder and value his input, as we do equally for all of our shareholders.  We respectfully disagree, however, with some of Mr. Lawson’s recommended courses of action and, as we have explained to Mr. Lawson, his nomination does not comply with the requirements of our bylaws because Mr. Lawson’s primary residence is not in the State of Washington. Since Mr. Lawson’s primary residence is not in Washington, he is unable to be seated as a director. When developing the Company’s bylaws in 2008 in connection with the formation of the Company, the Board carefully considered the local nature of the Company and its operations and believed it was critical that the Board reflect this focus. As a result, the Board believed it was in the best interests of the Company and its future shareholders that members of the Board be residents of Washington. This would help ensure that the members of the Board would understand the local economy, the real estate markets served by the Company’s subsidiary, Anchor Bank, and in many cases have knowledge of the borrowers or potential borrowers from the Bank.  The members of the Board of the Company are all residents of Washington and have been since the Company’s formation.

As you know, the Company has an amazing turnaround story and has come a long way in building a platform fully capable of producing attractive long-term returns.  We agree with Mr. Lawson that we have reduced our non-performing assets but the amount we have reduced them by since 2009 is pretty staggering.  At June 30, 2009, our non-performing assets reached an historic high and were $63.7 million or 9.8% of total assets and we have reduced them to $2.8 million, less than 1% of total assets, at June 30, 2015. This is only one of our many accomplishments since we issued stock in 2011 that has allowed us to turn the corner and be profitable for the past two years.  As a result of our return to profitability and our expectations of sustainable profitability for future periods, we were able to reverse our deferred tax asset valuation allowance of $8.3 million.

As we have reported to you, our primary focus has been and continues to be on improving our profitably.  Our non-performing assets were obviously a huge drain on earnings (and management time) and our progress noted above has gone a long way to improving net income.  During the past year alone, we had a $1.2 million decline in expenses related to our real estate owned.  As part of our focus on expense control, since 2008 we have closely monitored the performance of all of our facilities to ensure their profitability. As a result, we have closed ten small branches primarily in Wal Mart locations and closed loan facilities that were not profitable since 2008.  Furthermore, we plan to close an additional branch in December 2015.  As a result of these efforts, our efficiency ratio has improved markedly from 113.2% during the year ended June 30, 2009 to 91.8% during fiscal 2015.  We know there is still more work to be done in this area but are very proud of the improvement we have achieved.  Also, adding to our improved performance is the increase in our net interest margin from 2.58% in fiscal 2009 to 4.05% in fiscal 2015 through the restructuring of our deposit products and borrowings.  This was particularly challenging in the current interest rate environment.  Obviously, the profitability of a financial institution is driven in part by its ability to generate loans.  We are in an economically challenged market area and there has been and continues to be fierce competition for quality loans. As part of our efforts to increase our loan originations, we have added additional experienced senior lending personnel.

When we issued stock in 2011, we were struggling with very challenging economic conditions and related regulatory enforcement actions that imposed onerous and extensive reporting requirements to the banking regulators and seriously limited our operations.  We had a Cease and Desist Order with the FDIC and the Washington Department of Financial Institutions and a Supervisory Directive with the Federal Reserve.  As a result of the efforts of our Board and management, we were able to improve the Company's financial and regulatory condition so that all of the enforcement actions were lifted by January 2015.  With the removal of the operating constraints imposed by the regulators, we were able to consider implementing other operational and capital management strategies to further position us for long-term growth and profitability.

As an example, we received approval from the regulators in July 2015 to pay a $5.0 million dividend from Anchor Bank to the Company and have used a portion of these funds in connection with our first stock repurchase program that we announced in July 2015.  These funds could also be used for additional stock repurchase programs.

We agree with Mr. Lawson that an important focus for the Board of Directors is maximizing shareholder value. Since we went public in 2011, our stock price has increased over 220% for an annualized return of 22.0%.  In addition, since we went public, on at least an annual basis and often more frequently, we have had a representative of a nationally recognized investment banking firm meet with our Board of Directors to advise us on current market conditions.

Unlike many of our peers, we do not have a stock option or restricted stock plan in place.  Substantially all converted savings institutions adopt an equity plan shortly after their mutual to stock conversion to attract and retain qualified management and directors. These plans typically allow for the issuance of options and restricted stock awards totaling 14% of the shares sold in the conversion. Because of its financial condition and regulatory restrictions, the Company did not initially adopt an equity plan.  The Company gave careful consideration in the design of the proposed equity plan included in our Proxy Statement and utilized an outside benefits consulting firm with respect to the provisions of the plan. As described in the Proxy Statement, the proposed equity plan includes a number of provisions that we believe are consistent with, and protective of, the interests of shareholders, including our compensation philosophy, recent developments in compensation practices and sound corporate governance practices. Furthermore, in view of the Board’s sensitivity to the Company’s financial condition in prior periods, the Board chose to adopt a substantially more modest program that only covers approximately 7.5% of the shares currently issued and outstanding.

We believe that this Board and management have served the Company and its shareholders well in very difficult times.  We reiterate our recommendations set forth in the Proxy Statement and ask that you support the entire slate of management’s nominees for election as directors and for the 2015 Equity Incentive Plan by casting your vote “FOR” all the Company's nominees and “FOR” the 2015 Equity Incentive Plan.

Please use the enclosed WHITE proxy card to vote TODAY – by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.  Your vote is very important, no matter how many or how few shares you own.

Sincerely,

Anchor Bancorp
Board of Directors